 Filed pursuant to Rule 424(b)(3)
 File No. 333-272674
GOLUB CAPITAL PRIVATE CREDIT FUND
SUPPLEMENT NO. 2 DATED DECEMBER 27, 2023
TO THE PROSPECTUS DATED SEPTEMBER 18, 2023, AS AMENDED OCTOBER 13, 2023
This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Golub Capital Private Credit Fund (“we,” “us,” “our,” or the “Fund”), dated September 18, 2023, as amended October 13, 2023 (as supplemented to date, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.
Update on Fund’s Seed Transaction
The staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) has informed the Fund that it disagrees with the Fund’s view that the Seed Transaction (as defined in the prospectus) was done in accordance with the no-action relief provided by the Staff in GuideStone Financial, et. al., SEC No-Action Letter (pub. avail. Dec. 27, 2006) (“GuideStone”). Accordingly, at the Staff’s request, the Fund has agreed to provide ongoing reporting to its Board of Trustees, including its Independent Trustees, regarding the performance of the Seed Assets (as defined in the prospectus) relative to the remainder of the Fund’s portfolio. In addition, Golub Capital (as defined in the prospectus) and its affiliates (for these purposes, “Golub Capital”) have agreed that they will not cause or allow the Fund or any other registered investment company or business development company advised or sponsored by Golub Capital to engage in a seeding transaction in reliance on GuideStone for cash in the future, absent further relief or guidance from the Staff or the Commission, which may not be granted if requested.